Exhibit 10.1

LEASE AGREEMENT

BETWEEN

CORNERSTONE DEVELOPMENT PARTNERS, LLC,

an Ohio limited liability company,

AS LANDLORD,

AND

SUNOPTA GRAINS AND FOODS INC.,

A MINNESOTA CORPORATION

AS TENANT

EFFECTIVE DATE:  August 13, 2021

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EXHIBITS:

Exhibit A - Description of Land
Exhibit B - Project Schedule
Exhibit C - Site Plan
Exhibit D-1 - Landlord's Work
Exhibit D-2 - Plans and Specifications
Exhibit E - Form of Acceptance Letter and Commencement Date Agreement
Exhibit F - Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit G - Form of Guaranty
Exhibit H - Right of First Offer/Right of First Refusal

SCHEDULES:

Schedule 5.06 - Hazardous Materials used on the Premises

Exhibits and schedules referenced in the Lease Agreement have been omitted in accordance with Item 601(b)(10) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the SEC upon request.

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LEASE AGREEMENT

(Single Tenant Facility)

This Lease Agreement ("Lease") is made and entered into to be effective as of August 13, 2021 (the "Effective Date"), by and among Cornerstone Development Partners, LLC, an Ohio limited liability company ("Landlord"), and SunOpta Grains and Foods Inc., a Minnesota  corporation ("Tenant").

ARTICLE 1
BASIC TERMS

1.01 Basic Terms and Definitions. This Article 1 contains the basic terms of this Lease (collectively, "Basic Terms") between the Landlord and Tenant and the definitions of certain capitalized terms used herein. Other Articles, Sections and Paragraphs of this Lease explain and expand upon the Basic Terms and are to be read in conjunction therewith. When used herein, the following capitalized terms shall have the meanings ascribed to them in this Article 1:

"Base Rent":

Lease Month	Base Rent per square foot (annually)	Monthly Base Rent (subject to adjustment pursuant to Section 5.01(b))

1 - 12	$9.85	$233,523.00
13-24	$10.05	$238,193.00
25-36	$10.25	$242,957.00
37-48	$10.45	$247,816.00
49-60	$10.66	$252,773.00
61-72	$10.88	$257,828.00
73-84	$11.09	$262,985.00
85-96	$11.31	$268,245.00
97-108	$11.54	$273,609.00
109-120	$11.77	$279,082.00
121-132	$12.01	$284,663.00
133-144	$12.25	$290,357.00
147-156	$12.49	$296,164.00
159-168	$12.74	$302,087.00
169-180	$13.00	$308,129.00

"Brokers":	Landlord's Broker: None. Tenant's Broker: CRA Realty Advisors, Inc., d/b/a Corporate Realty Advisors.

"Building":	Approximately 284,495 gross square feet of improvements to be constructed on the Land pursuant hereto.

"Certificate of Occupancy":

A temporary or final certificate of occupancy or similar certificate or permit issued by the appropriate governmental authority having jurisdiction over the Building and the Premises ("Governmental Authority").

"Initial Lease Term":

Subject to adjustment or earlier termination as provided herein, one hundred and eighty (180) full calendar months beginning at 12:00 a.m. local time on the Term Commencement Date and ending at 11:59 p.m. local time on the last day of the one hundred and eighty (180th) full calendar month following the Term Commencement Date (the "Expiration Date").

"Land":	The land more particularly described on Exhibit "A" attached hereto and incorporated herein.

"Landlord":	Cornerstone Development Partners, LLC, an Ohio limited liability company

"Landlord's Address":	328 Civic Center Drive Columbus, Ohio 43215

"Lease Month":	Each calendar month during the Lease Term.

"Permitted Uses":

Manufacturing, distribution, warehouse and other uses customarily or incidentally related thereto, including, without limitation, processing food products and ancillary general administrative office use.

"Premises":	The Land, the Building and all other improvements to be constructed thereon pursuant hereto and any and all alterations or modifications to same.

"Rent":	Base Rent, plus Additional Rent.

"Site Plan":	The site plan of the Premises more particularly described on Exhibit C attached hereto and incorporated herein.

"Tenant":	SunOpta Grains and Foods Inc., a Minnesota corporation.

"Tenant's Address":	7301 Ohms Lane Suite 600 Edina, Minnesota 55439 Attention: Jill Barnett

"Tenant's Representative":	Chris Whitehair.

"Target Lease Commencement Date":	August 15, 2022, as the same may be adjusted by any one or more Change Orders.

"Tenant Delay"

Any delay resulting from, associated with or attributable to, directly or indirectly, the conduct, actions or inactions of Tenant or Tenant's representatives, agents, employees, contractors, invitees, successors or others on or within the Premises with Tenant's expressed or implied permission.

"Term Commencement Date":

The first (1st) day of the first (1st) month after Substantial Completion of Landlord's Work has occurred (or, subject to Section 5.01(a) below, the date Substantial Completion would have occurred but for Tenant Delay).

ARTICLE 2
LEASE TERM

2.01 Lease of Premises. Pursuant to the terms and provisions of this Lease, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord agrees to lease and demise the Premises to Tenant and Tenant agrees to lease the Premises from Landlord for the Lease Term (as hereafter defined). This Lease shall commence as of the Effective Date, and the period commencing on the Effective Date and ending at midnight on the day immediately prior to the Term Commencement Date shall be referred to hereafter as the "Interim Term". The Initial Lease Term is for the period stated in Section 1.01 above and shall begin on the Term Commencement Date and end on the Expiration Date, unless the beginning or end of the Initial Lease Term is changed under any provision of this Lease. The Interim Term, Initial Lease Term, any Extensions and any other further renewal or extension thereto shall hereinafter collectively be referred to as the "Lease Term."

2.02 Early Occupancy. Subject to the approval of any applicable Governmental Authority, if Tenant occupies the Premises prior to the Term Commencement Date, Tenant's occupancy of the Premises shall be subject to all of the provisions of this Lease. Early occupancy of the Premises shall not advance the Expiration Date of this Lease. Tenant shall not pay Base Rent and all other charges specified in this Lease for the early occupancy period.

2.03 Holding Over. Tenant shall vacate the Premises on the Expiration Date or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all Claims (hereinafter defined) which Landlord incurs from Tenant's delay in vacating the Premises; provided, however, in no event shall Tenant be liable for any punitive or exemplary damages under this Lease. If Tenant does not vacate the Premises on the Expiration Date or earlier termination of the Lease and Landlord thereafter accepts Rent from Tenant, Tenant's occupancy of the Premises shall be a "month-to-month" tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by twenty five percent (25%).

2.04 Option(s) to Extend Term.

(a) Provided that Tenant is not in default under this Lease, subject to the terms of this Section 2.04, Landlord hereby grants to Tenant three (3) option(s) (the "Option(s)") to extend the Lease Term for additional period(s) of five (5) years each (the "Extension(s)"). Each Option shall be exercised only by written notice delivered to Landlord not more than three hundred sixty-five (365) days nor less than two hundred and seventy (270) days before the expiration of the Lease Term. If Tenant fails to deliver Landlord written notice of the exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse and there shall be no further right to extend the Lease Term. Tenant acknowledges and agrees that time is of the essence in exercising each Option.

(b) If Tenant timely and properly exercises an Option hereunder, then said additional five (5) year Extension (each, an "Extension Period") shall be under the same terms and conditions as provided in this Lease, except as follows:

(i) the Extension Period shall begin on the day after the expiration of the original Lease Term or the preceding Extension of the Lease Term, as applicable; and

(ii) the annual Base Rent payable by Tenant during such Extension Period shall be determined based on the Fair Market Rental Rate (as defined in subsection (c) below), which Fair Market Rental Rate shall increase by two percent (2%) on each anniversary date of the Term Commencement Date during such Extension Period (i.e. shall include a two percent (2%) annual escalator).

(c) For purposes of this Section 2.04, the "Fair Market Rental Rate" shall mean the arm's length, fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Fair Market Rental Rate is being determined hereunder, for space comparable to the Premises (excluding the Tenant Improvements/Equipment) in the same geographic submarket. The determination of Fair Market Rental Rate shall take into account all relevant factors, including any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs, leasing commissions and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Fair Market Rental Rate shall also take into consideration any reasonably anticipated changes in the Fair Market Rental Rate from the time such Fair Market Rental Rate is being determined and the time such Fair Market Rental Rate will become effective under this Lease. As part of the determination of Fair Market Rental Rate, the annual increase in said rate for each year of the Extension Period shall also be determined.

(d) Within thirty (30) days after Landlord's receipt of Tenant's written renewal notice (the "Renewal Notice"), Landlord shall advise Tenant of Landlord's determination of the Fair Market Rental Rate for the Premises for the proposed Extension Period. Tenant shall have thirty (30) days after the date on which Landlord advises Tenant of the applicable Fair Market Rental Rate in which to deliver to Landlord a written notice of rejection (the "Rejection Notice") of Landlord's determination of the Fair Market Rental Rate. If Tenant fails to provide Landlord with a Rejection Notice within such thirty (30) day period, Tenant shall be deemed to have accepted Landlord's determination of the Fair Market Rental Rate and Landlord and Tenant shall then enter into a renewal amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together to agree upon the Fair Market Rental Rate for the Premises during the applicable Extension Period. Upon agreement, Landlord and Tenant shall enter into a renewal amendment in accordance with the terms and conditions hereof. However, if Landlord and Tenant are unable to agree upon the Fair Market Rental Rate within thirty (30) days after Landlord's receipt of the Rejection Notice, then Tenant, by written notice to Landlord (the "Appraisal Notice") given within five (5) business days after the expiration of such thirty (30) day period, shall have the right to have the Fair Market Rental Rate determined in accordance with the procedures set forth in Section 2.04(e) below. If Tenant fails to timely give the Appraisal Notice, the applicable Option and any succeeding Option hereunder shall be deemed to be null and void and of no further force and effect

(e) If Tenant timely provides Landlord with an Appraisal Notice, Landlord and Tenant, within ten (10) days after the date of the Appraisal Notice, shall meet and each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Fair Market Rental Rate for the Premises during the applicable Extension Period (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than one hundred two percent (102%) of the lower of such Estimates, then the Fair Market Rental Rate shall be the average of the two Estimates.

(f) If the Fair Market Rental Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within ten (10) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Fair Market Rental Rate for the Premises during the applicable Extension Period. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years' experience within the previous ten (10) years as a real estate appraiser working in the city or county in which the Premises is located, with working knowledge of current rental rates and practices. For purposes of this Lease, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization or, in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). If either Landlord or Tenant fails to designate an appraiser within said ten (10) day period, then the party who has designated its appraiser (the "Designating Party") shall notify the other party (the "Non-Designating Party") in writing that the Non-Designating Party has an additional five (5) days to give notice of its designation, otherwise the appraiser, if any, designated by the Designating Party shall be the sole appraiser for the purposes hereof.

(g) Upon selection, the designated appraiser(s) shall work together in good faith to agree upon which of the two Estimates most closely reflects the Fair Market Rental Rate for the Premises during the applicable Extension Period. The Estimate chosen by such appraiser(s) shall be binding on both Landlord and Tenant as the Fair Market Rental Rate for the Premises during the applicable Extension Period. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Fair Market Rental Rate for the Premises during the applicable Extension Period within the fifteen (15) days after their designation, then, within five (5) business days after the expiration of such fifteen (15) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. If the two appraisers cannot agree upon a third appraiser, then said third appraiser shall be selected by the American Arbitration Association.

(h) Once a third appraiser has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fifteen (15) days, such third appraiser shall make his/her determination of which of the two Estimates most closely reflects the Fair Market Rental Rate for the Premises during the applicable Extension Period, and such Estimate shall be binding on both Landlord and Tenant as the Fair Market Rental Rate for the Premises during the applicable Extension Period. If the third appraiser believes that expert advice would materially assist him/her, he/she may retain one or more qualified persons, to provide such expert advice. The parties shall share equally in the costs of the third appraiser and of any experts retained by the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(i) Notwithstanding any provision of this Section 2.04 to the contrary, the parties hereto agree that the "Fair Market Rental Rate" shall not be less than one hundred and two percent (102%) of the Base Rent in effect as of the last month of the period then ending (as applicable, the Initial Lease Term or the applicable Extension Period).

ARTICLE 3
RENT

3.01 Time and Manner of Payment of Rent.

(a) Commencing on the Term Commencement Date and continuing thereafter during the remainder of the Lease Term, Tenant shall pay Base Rent in the amount set forth in Section 1.01. Tenant promises to pay to Landlord in advance, without notice, demand, deduction or set-off, except as otherwise expressly set forth herein, monthly installments of Base Rent and Additional Rent (hereinafter defined) on or before the first day of each calendar month commencing on the Term Commencement Date.

(b) Payments of the Base Rent and Additional Rent shall be transferred by Automated Clearing House Debit initiated by Tenant from an account established by Tenant at a United States bank or other financial institution in accordance with the wiring instructions provided to Tenant on or prior to the Term Commencement Date or to such other account as Landlord may designate. Tenant shall continue to pay all Rent by Automated Clearing House Debit unless otherwise directed by Landlord. Notwithstanding the foregoing, upon thirty (30) days' prior written notice, Landlord shall be permitted to require that Tenant pay Base Rent and/or Additional Rent via alternative methods of payment, as determined by Landlord in Landlord's reasonable discretion in accordance with market standard practice. The obligation of Tenant to pay Base Rent and Additional Rent and the obligations of Landlord under this Lease are independent obligations. Except as expressly provided herein to the contrary, Tenant shall have no right at any time to abate, reduce or set-off any Rent due hereunder.

3.02 Termination. Upon termination of this Lease under Article 7 (Damage or Destruction) or Article 8 (Condemnation) or any other termination not resulting from Tenant's default, and after Tenant has vacated the Premises in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant's successor), any advance Rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

ARTICLE 4
OTHER CHARGES PAYABLE BY TENANT

4.01 Additional Rent. All sums, liabilities, obligations and other amounts which Tenant is required to pay or discharge pursuant to this Lease in addition to Base Rent shall constitute additional rent hereunder (collectively, "Additional Rent") and, unless this Lease provides otherwise, shall be due and payable with the next scheduled payment of Base Rent after being incurred. In the event of any failure on the part of Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers and remedies provided for herein (or by law or equity or otherwise) in the case of non-payment of Base Rent. The term "Rent" means Base Rent and Additional Rent.

4.02 Late Charges. Tenant's failure to pay Rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord pursuant to any ground lease, mortgage, or deed of trust encumbering the Premises. Therefore, if Landlord does not receive any payment of Rent within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount ("Late Charge"); provided, however, Landlord shall: (i) be required to deliver a written notice of Tenant's failure to timely deliver the Rent for the first instance in any calendar year; and (ii) allow for Tenant to have a three (3) business day grace period from its receipt of Landlord's notice within which to pay such Rent as a prerequisite to: (A) creating a default hereunder and (B) assessing the Late Charge for such month's Rent. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

4.03 Property Taxes.

(a) Real Property Taxes. From and after the Term Commencement Date, Tenant shall pay, prior to delinquency, all Real Property Taxes applicable to the Premises during the Lease Term (except the Interim Term); including, without limitation, the real property taxes and assessments applicable to the Premises as shown on the tax bill or bills for the most recent calendar year. If the improvements of the Premises, including, without limitation, the Building, are not completed on the tax lien date of such calendar year, Tenant's share of Real Property Taxes shall be adjusted in proportion to the taxes during such calendar year compared with taxes shown on the first tax bill showing the full assessed value of the Premises after completion of the improvements, including, without limitation, the Building. Tenant shall make timely payment of all Real Property Taxes directly to the tax collecting authority and shall provide evidence to Landlord of such payment no later than thirty (30) days before the delinquency thereof. Tenant acknowledges that Real Property Taxes attributable to the Lease Term (but not the Interim Term) will be due and payable after the expiration of the Lease. Both parties agree to calculate those Real Property Taxes based on the last known assessment and millage rate and Tenant shall pay said amount to Landlord at the expiration of this Lease. If any such taxes shall cover any period of time prior to or after the expiration or termination of the Lease Term, Tenant's share of such taxes shall be prorated to cover only that portion of the tax bill applicable to the period that the Lease Term (but not the Interim Term) is in effect and Landlord shall reimburse Tenant for any overpayment. In the event that Landlord becomes obligated to a mortgagee to make payments for taxes and assessments in accordance with the terms of the mortgage, upon notice thereof by Landlord, Tenant shall pay to Landlord on the payment dates for Base Rent, the amounts required by the mortgage. Tenant shall not be liable to Landlord, any mortgagee, or any third party for any taxes and assessments with respect to the Premises for which Tenant has deposited available funds with Landlord to pay such taxes and assessments. Tenant shall satisfy the requirements of any public or private incentives, abatements or other benefits awarded to Tenant or the Premises and Tenant shall indemnify and hold Landlord harmless from any Claim resulting at any time during the Lease Term or thereafter as a result of Tenant's failure to satisfy such requirements.

(b) Definition of "Real Property Taxes". "Real Property Taxes" means:  (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Premises; (ii) any recapture liability, retroactive taxes or other liability or obligations under:  (A) that certain "City of Midlothian Amended and Restated Tax Abatement Agreement" approved by the City of Midlothian on July 13, 2021, effective as of the date Landlord acquires fee simple title to the Premises, by and between the City of Midlothian, Texas, a municipal corporation as "City", and, as "Owner" (as the same has been or may be amended, the "City Tax Abatement Agreement"); (B) that certain 1st Amended Tax Abatement Agreement by and between Ellis County, Texas (the "County"), and Cornerstone Development Partners, LLC, an Ohio limited liability company (as the same has been or may be amended, the "County Tax Abatement Agreement"), such 1st Amended Tax Abatement Agreement approved by Ellis County, Texas on or about July 27, 2021, and effective as of the date Landlord acquires fee simple title to the Premises, and (C) that certain Performance Agreement entered into April 19, 2021, by and between SunOpta Grains and Foods, Inc., a Minnesota corporation, and Midlothian Economic Development, a Texas non-profit industrial development corporation (the "MED Agreement"), along with the City Tax Abatement Agreement and the County Tax Abatement Agreement, the "Tax Abatement Agreements"); (iii) any tax on Landlord's right to receive, or the receipt of, rent or income from the Premises or against Landlord's business of leasing the Premises; (iv) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Premises by any governmental agency; or (v) any charge or fee replacing any tax previously included within the definition of Real Property Taxes. "Real Property Taxes" does not, however, include Landlord's federal or state income taxes, profit, franchise, succession, inheritance, foreign ownership, foreign control, transfer, stamp, or capital levy taxes.

(c) Personal Property Taxes.

(i) Tenant shall pay, prior to delinquency, all taxes levied, assessed or charged against any Tenant Alterations (hereinafter defined), Trade Fixtures (hereinafter defined) or other fixtures, furnishings, equipment and personal property in the Premises owned by Tenant, whether owned by or levied or assessed against Landlord or Tenant. Tenant shall use commercially reasonable efforts to have any such personal property taxed separately from the Premises.

(ii) If any of Tenant's personal property is taxed with the Premises, Tenant shall pay Landlord the taxes for the personal property within thirty (30) days after Tenant receives a written statement from Landlord for such personal property taxes or, if so directed by Landlord, Tenant shall make timely payment of all personal property taxes directly to the tax collecting authority and shall promptly provide evidence reasonably satisfactory to Landlord of such payment.

(d) Tenant's Right to Contest Taxes. Tenant may attempt to have assessed valuation of the Premises reduced or may initiate proceedings to contest the Real Property Taxes. If required by law, Landlord shall join in the proceedings brought by Tenant. However, Tenant shall pay all costs of the proceedings, including any costs or fees incurred by Landlord. Upon the final determination of any proceeding or contest, Tenant shall immediately pay the Real Property Taxes due, together with all costs, charges, interest and penalties associated therewith. If Tenant does not pay the Real Property Taxes when due and contests the same, Tenant shall pay the portion thereof that is not in dispute and shall not be in default under this Lease for non-payment of the remainder thereof if Tenant deposits with Landlord an amount sufficient to pay the contested amount of Real Property Taxes, plus a reasonable estimate of the interest, costs, charges and penalties which may accrue if the Tenant's action is unsuccessful, less any applicable tax impounds previously paid by Tenant to Landlord. The deposit shall be applied to the Real Property Taxes due, as determined at such proceedings. The Real Property Taxes shall be paid under protest from such deposit if such payment under protest is necessary to prevent the Property from being sold under a "tax sale" or similar enforcement proceeding. Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding.

(e) Tax Abatement Agreements. Without limiting any other provisions of this Lease, Tenant shall be responsible for all obligations and liabilities of Landlord under the Tax Abatement Agreements; including, without limitation, any recapture liability, retroactive taxes and all other reporting requirements, obligations and liabilities of Landlord running to the City under the Tax Abatement Agreements. Landlord explicitly acknowledges the Tax Abatement Agreements and Landlord covenants that it shall use commercially reasonable efforts to assist Tenant in fully realizing the benefits of the tax incentives outlined in the Tax Abatement Agreements to the extent requested by Tenant; provide the same is at no cost to Landlord (including reimbursement of Landlord's reasonable attorney's fees) and does not adversely impact Landlord's rights hereunder. Notwithstanding anything to the contrary herein, Tenant (and its assigns or successors) shall not be liable, and Landlord shall pay, for any recapture liability or retroactive taxes due under the City of Midlothian Tax Abatement Agreement if (A) Landlord (1) sells the Premises or (2) assigns this Lease and such sale or assignment, as applicable, causes the termination of the Tax Abatement Agreement.

4.04 Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection and other utilities and services used on the Premises from and after the Term Commencement Date and any storm sewer charges or other similar charges for utilities used at the Premises during the Lease Term and imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises.  Landlord, at its expense, shall provide normal utility service connection into the Premises and Tenant, at its expense, shall do anything necessary to maintain the continuation of such services, but nothing contained in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any Claim against Landlord or the Premises in respect thereof. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of Rent.

4.05 Assessments. From and after the Term Commencement Date, Tenant shall pay before the delinquency thereof all general, special or other assessments or charges imposed on the Premises or the owner thereof:  (i) by any Governmental Authority or utility; (ii) pursuant to that certain Declaration of Easements, Covenants and Restrictions for Rail Port recorded in the Office of the Recorder of Ellis County, Texas, in Volume 1720, Page 1766, and any annexations, amendments or modifications thereto; and any annexations, amendments or modifications thereto; (iv) pursuant to any covenant, agreement or other document associated with any sanitary sewer lift station serving the Premises or any portion thereof; and (v) pursuant to any other instrument or document recorded in the Office of the Recorder of Ellis County, Texas, on or before the Land Acquisition Date.

4.06 Insurance.

(a) Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property), personal injury and death of persons arising out of the operation, use or occupancy of the Premises. Tenant shall name Landlord and any mortgagee of Landlord as additional insureds under such policy. The minimum limit of such insurance shall be One Million Dollars ($1,000,000.00) per occurrence and a minimum umbrella limit of Four Million Dollars ($4,000,000.00) for a total minimum combined general liability and umbrella limit of Five Million Dollars ($5,000,000.00) (together with such additional umbrella coverage as Landlord may reasonably require). Landlord may from time to time require reasonable increases in any such limits. The liability insurance obtained by Tenant under this Section 4.06(a) shall:  (i) be primary and non-contributing; (ii) insure on an occurrence and not claims-made basis; (ii) contain a contractual liability endorsement; (iii) contain cross-liability endorsements; and (iv) insure Landlord against Tenant's performance under Section 5.05 hereof if the matters giving rise to such indemnity result from the negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant's liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain general liability insurance as set forth in Section 4.06(f).

(b) Worker's Compensation Insurance. During the Lease Term, Tenant shall maintain a policy of Worker's Compensation Insurance (including Employees' Liability Insurance) in the statutory amount covering all employees of Tenant employed or performing services at the Premises in order to provide the statutory benefits required by the laws of the state in which the Premises are located.

(c) Automobile Public Liability Insurance. During the Lease Term, Tenant shall maintain a policy of Automobile Public Liability Insurance, including, without limitation, passenger liability, on all owned, non-owned, leased and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than Five Million Dollars ($5,000,000.00) per vehicle for injuries or death of one or more persons or loss or damage to property.

(d) Property Insurance. During the Lease Term, Tenant shall maintain policies of insurance covering loss of or damage to the Premises, any Tenant Alterations, any Trade Fixtures and all personal property in, on or upon the Premises in the amount of the full replacement value thereof. Such policies shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Tenant shall be liable for the payment of any deductible amount under Tenant's insurance policies maintained pursuant to this Section 4.06. Tenant shall not do or permit anything to be done which invalidates any such insurance policies. During the Lease Term, if any portion of the Premise is currently or at any time in the future located in a federally designated "special flood hazard area", Tenant shall maintain flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Landlord shall reasonably require.

(e) Business Interruption Insurance. During the Lease Term, Tenant shall maintain business interruption insurance ("Business Interruption Insurance") in twelve (12) month intervals, plus a six (6) month extended period of indemnity, in an amount sufficient to pay Base Rent.

(f) Landlord's General Liability Insurance. During the Lease Term, Landlord may elect, at Landlord's expense, to obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord, insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Premises. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

(g) Payment of Premiums.

(i) Tenant shall pay the premiums of all insurance policies maintained by Tenant under Sections 4.06(a)-(e).

(ii) Landlord shall pay the premiums of the insurance policies maintained by Landlord under Section 4.06(e).

(h) General Insurance Provisions.

(i) Any insurance which Tenant is required to maintain under this Lease shall name Landlord (and its members, managers and lender, as requested by Landlord) as an additional insured (as to liability insurance) and loss payee (as to property insurance), shall not be cancelable unless thirty (30) days' prior written notice shall have been given to Landlord, shall provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies) and shall not contain deductibles or self-insurance retention in excess of $2,000,000.00. Such certificates thereof shall be delivered to Landlord by Tenant prior to the Commencement Date and upon each renewal of said insurance. No later than thirty (30) days after Landlord's written request, Tenant shall provide a copies of all insurance policies Tenant is required to maintain under this Lease.

(ii) If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled or modified during the Lease Term without Landlord's consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord, as Additional Rent, one hundred ten percent (110%) of the cost of such insurance within thirty-five (35) days after receipt of a statement that indicates the cost of such insurance.

(iii) Landlord and Tenant shall maintain all insurance required under this Lease with companies reasonably acceptable to Landlord, but in any event such companies shall have at least an A.M. Best rating of A- or better and be of a Financial Size Category of VIII or larger. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant's type of business as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord's or Tenant's interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

(iv) The property insurance required to be maintained by Tenant under Section 4.06(d) shall include a waiver of subrogation by the insurers and a waiver of all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by all risk property insurance and each party waives any claims against the other party and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its officers, directors, employees, managers, agents, invitees and contractors shall not be liable for, and Tenant hereby waives all Claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises from any cause whatsoever, including, without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its officers, directors, employees, managers, agents, invitees or contractors. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

4.07 Self-Insurance. Upon Tenant obtaining, and for so long as Tenant maintains, a long term credit rating of BBB+ as measured by Standard & Poor's (or, if Standard & Poor's shall not then be in existence or shall not then be offering credit ratings, a long term credit rating equivalent to BBB+ as measured by any then-major credit rating agency) (an "Investment Grade Credit Rating") and subject to this Section 4.07, Tenant may self-insure under a commercially reasonable self-insurance program with respect to the insurance coverages Tenant is required to maintain pursuant to Section 4.06. Tenant will, to the fullest extent allowable under applicable laws, indemnify, protect, defend and hold harmless Landlord and Landlord's partners, members, shareholders, officers, directors, lenders, lender's agents, representatives and employees from and against any and all Claims that would have been covered by the insurance replaced by the self-insurance. Any self-insurance maintained by Tenant hereunder will not affect any waivers, releases or limitations of liability of Landlord set forth in this Lease. If Tenant elects to self-insure, Tenant will deliver written notice to Landlord:  (a) detailing the coverages being self-insured; (b) setting forth the amount, limits and scope of the self-insurance for each such coverage (which will not be less than those required herein); (c) demonstrating the above-required tangible net financial worth; and (d) describing in reasonable detail Tenant's self-insurance program (including, without limitations, its funding, claim defense policies, coverage provisions and other relevant matters). Upon Landlord's request, Tenant will provide a certificate reasonably satisfactory to any mortgagee or assignee of Landlord setting forth the self-insured coverages and naming (as applicable) such party as an additional insured and/or loss payee, as its interests may appear. Tenant's election to self-insure shall not impair, limit or in any manner result in a reduction of rights and/or benefits otherwise available to Tenant through formal insurance policies against any loss or damage that could be covered by a comprehensive general public liability insurance policy. Should Tenant elect to self-insure, it is understood that any self-insured retention or other financial responsibility for Claims shall be covered directly by Tenant in lieu of insurance. Any and all Landlord liabilities that would otherwise, in accordance with the provisions of this Lease, be covered by Tenant's insurance will be covered as if Tenant elected not to include a self-insured retention or other financial responsibility for Claims. As used in this Lease, "self-insure" and "self-insurance" shall mean that Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions of this Lease and Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease. For clarification purposes, "self-insure" shall not include self-insurance retention.

4.08 Reimbursement of Operating Expenses. Tenant shall pay all expenses incurred by Landlord in the maintenance and operation of the Premises (prorated for any fractional month) within thirty-five (35) days of receiving written notice from Landlord that such costs are due and payable and in any event prior to delinquency thereof.

4.09 Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges, amounts and Additional Rent payments by Tenant is commercially reasonable and, as to each such charge or amount, constitutes a "method by which the charge is to be computed" for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

ARTICLE 5
PREMISES

5.01 Landlord's Work.

(a) Construction/Completion of Landlord's Work. Landlord shall construct and/or install, or cause to be constructed and/or installed, all improvements described as Landlord's Work in Exhibit D-1 (collectively, "Landlord's Work") in substantial accordance with the final plans and specifications more particularly described on Exhibit D-2 (collectively, "Plans and Specifications"). Landlord shall:  (a) obtain all permits and approvals necessary for the completion of Landlord's Work; and (b) complete Landlord's Work in substantial compliance with all applicable laws, ordinances, regulations and building codes. Landlord's Work shall be deemed to be substantially complete ("Substantial Completion") upon the certification by Landlord's architect, in writing, to Landlord and Tenant that Landlord's Work has been completed in substantial accordance with the Plans and Specifications (subject to minor or insubstantial, individually or in the aggregate, details of construction, decoration or mechanical adjustments that remain to be done within the Premises and that do not materially affect Tenant's use or occupancy of the Premises for the Permitted Uses (collectively, "Punch List Items")); provided, however, if Substantial Completion is delayed due to any Tenant Delay, then Substantial Completion shall be deemed to have occurred at the time Substantial Completion would have occurred absent any such Tenant Delay.

(b) Changes. If Tenant desires any changes, alterations or additions to the Plans and Specifications in excess of the Tenant Allowance (collectively, "Changes"), Tenant will submit a detailed written request (individually, a "Change Order" and, collectively, "Change Orders") to Landlord. All Change Orders submitted by Tenant to Landlord shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, in no event shall the aggregate of all Change Order Costs (hereinafter defined) exceed Five Million and No/100 Dollars ($5,000,000.00). For purposes hereof, "Change Order Cost(s)" means all costs associated with, directly or indirectly, all Change Orders arising after the Effective Date; including, without limitation, all:  (i) architectural, survey and testing expenses; (ii) labor, supervision and benefit costs therefor; (iii) materials; (iv) tools consumed on the job; (v) rental for all equipment used in construction; (vi) building and other permits and inspection fees; (vii) filing and recording costs; and (viii) interest on funds borrowed to pay such costs. Under no circumstances will Landlord be required to undertake any Change prior to execution of a Change Order by Tenant's Representative or if such Change would cause the aggregate of all Change Order Costs to exceed Five Million and No/100 Dollars ($5,000,000.00). Except as otherwise provided in this Section 5.01(b), Landlord shall not make any material change to the Plans and Specifications except pursuant to a Change Order submitted by Tenant or a Change Order submitted by Landlord and approved, in writing, by Tenant, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, Tenant's approval of a Change Order submitted by Landlord shall not be required if the Change is required by any Governmental Authority or is necessary due to a general shortage of a particular material specified in the Plans and Specifications (provided any substitute is of equal or better quality). Any Changes approved or deemed approved pursuant to the terms and provisions of this Section 5.01(b) shall modify the Plans and Specifications accordingly and the Base Rent for each Lease Month shall be increased by the product of the Change Order Costs associated with such Change multiplied by the Change Order Factor (hereinafter defined); provided, however, if such Change results in a decrease in the total cost of Landlord's Work, then the amount of such decrease shall be multiplied by the Change Order Factor and the Base Rent for each Lease Month shall be decreased by the product thereof. On or prior to the Term Commencement Date, Landlord shall provide Tenant written notice of the aggregate Change Order Costs, if any, incurred pursuant to this Section 5.01(b) and the monthly increase or decrease, as applicable, in the Base Rent and the definition of "Base Rent" as set forth in Section 1.01 hereof shall thereafter be deemed to be amended as set forth in such notice. For purposes hereof, "Change Order Factor" means .0075 (the quotient obtained by dividing .09 by 12).

(c) Punch List Items. Tenant shall have the right to accompany Landlord in inspecting the Premises for Punch List Items and Landlord shall use commercially reasonable efforts to have all Punch List Items completed within thirty (30) days. Within ten (10) days of the Term Commencement Date, Tenant agrees to execute an Acceptance Letter and Commencement Date Agreement in form attached hereto as Exhibit E, which shall be and become part of this Lease. Tenant shall provide reasonable access to the Premises to Landlord to allow for the completion of all work relating to the Punch List Items, and to the extent that any delay in completion of the Punch List Items is attributable to Tenant, the aforementioned thirty (30) day period for completion of the Punch List Items shall be equitably extended.

(d) Substantial Completion. Landlord shall diligently proceed with the construction of Landlord's Work and shall, subject to Force Majeure events and Tenant Delay, use commercially reasonable efforts to achieve Substantial Completion thereof on or before the Target Lease Commencement Date.

(i) Subject to Force Majeure events and Tenant Delay, if Landlord fails to achieve Substantial Completion of Landlord's Work on or prior to the date that is forty-five (45) days after the Target Lease Commencement Date (the "Rent Abatement Commencement Date"), Tenant's obligation to pay Rent for the Premises shall be abated one (1) day for each day after the Rent Abatement Commencement Date through the thirtieth (30th) day thereafter and then increase to two (2) days of rent abatement for each day after the 30th day from the Rent Abatement Commencement Date until Landlord achieves Substantial Completion. Tenant shall have the right to inspect Landlord's Work to confirm completion pursuant to the approved plans so long as (i) Tenant provides Landlord with reasonable prior notice of such inspection, and (ii) such inspections do not interfere with the performance of Landlord's Work.

(ii) Subject to Force Majeure events and Tenant Delay, if Landlord does not achieve Substantial Completion on or prior to the date that is one hundred fifty (150) days after the Target Lease Commencement Date (the "Outside Completion Date"), Tenant may terminate this Lease by delivering written notice to Landlord (the "Termination Notice") within fifteen (15) days following the expiration of the Outside Completion Date and prior to the date upon which Landlord achieves Substantial Completion. Such termination shall be effective as of the date of Tenant's termination notice, subject to the remainder of this Section 5.01(d)(ii). If Tenant fails to timely give the Termination Notice, Tenant shall be deemed to have waived its right to terminate this Lease, time being of the essence with respect thereto. Notwithstanding the foregoing, if upon the receipt of the Termination Notice, Landlord reasonably believes it can achieve Substantial Completion of Landlord's Work within forty-five (45) days following the receipt of such Termination Notice, Landlord may, in its sole discretion, elect to proceed with such work and, provided Landlord achieves Substantial Completion within such 45-day period, Tenant's election to terminate shall be null and void.

(e) Access. Subject to the approval of each applicable Governmental Authority and provided Tenant complies at all times with the terms and provisions of hereof, Tenant and its contractors may have access to the Premises in accordance with the Project Schedule attached hereto and incorporated herein as Exhibit B ("Pre-Completion Access"). Tenant and its contractors shall be allowed such Pre-Completion Access solely for the purpose of installing any Tenant Alterations, Trade Fixtures, machinery and equipment (collectively, "Tenant Improvements/Equipment"), provided Tenant coordinates the installation of Tenant Improvements/Equipment so that such installation does not interfere with Landlord's Work. Landlord agrees to use commercially reasonable efforts to cooperate in coordinating, sequencing, and scheduling Tenant's work in the premises. Tenant agrees to provide Landlord five (5) business days prior written notice of the commencement of Pre-Completion Access for the Premises. Tenant shall obtain, at Tenant's sole cost and expense, all permits and approvals necessary for the installation and completion of all Tenant Improvements/Equipment. Tenant will protect, indemnify and save harmless Landlord from and against any and all Claims imposed upon or incurred by or asserted against Landlord by reason of such Pre-Completion Access; including, without limitation, any delays arising or resulting from or otherwise associated with such Pre-Completion Access and  any damage to any portion of the Premises arising or resulting from or otherwise associated with such Pre-Completion Access.

(f) Construction Warranty. Landlord shall construct Landlord's Work expeditiously and in a good and workmanlike manner and incorporate only new materials and equipment into the construction of Landlord's Work. Landlord guarantees Landlord's Work against defective design, workmanship and materials, latent or otherwise ("Warranty"), for a period of one (1) year following Substantial Completion (the "Warranty Period"). Landlord shall repair or replace (or cause to be repaired or replaced) at its sole cost and expense any defective item occasioned by defective design, workmanship or materials that Tenant discovers during the Warranty Period. Landlord shall also perform all repairs, maintenance or replacements necessitated by the failure of Landlord to construct Landlord's Work in accordance with this Lease and all applicable laws, ordinances, regulations and building codes of all public authorities. The terms and provisions of this Section 5.01 shall terminate upon the expiration of the Warranty Period. In the event Tenant fails to file a Claim against Landlord for breach of Landlord's obligations under this Section 5.01(f) on or before the expiration of the Warranty Period, Tenant shall be deemed to have waived such breach and Claim and Tenant shall be barred from pursuing any and all remedies against Landlord therefor. During the Warranty Period and thereafter, Landlord covenants and agrees to file on Tenant's behalf, and otherwise provide commercially reasonable assistance to Tenant with regard to, any applicable warranty claims under warranties issued by subcontractors and suppliers with respect to Landlord's Work which are in effect as of the date of such Claims.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE (INCLUDING, WITHOUT LIMITATION, THE OBLIGATIONS OF LANDLORD PURSUANT TO THIS SECTION 5.01: (A) THE PREMISES IS BEING LEASED "AS IS", WITH TENANT ACCEPTING ALL DEFECTS, IF ANY; (B) LANDLORD HAS NOT MADE, AND DOES NOT MAKE, ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PREMISES; AND (C) ALL IMPLIED WARRANTIES WITH RESPECT TO THE PREMISES, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY, SUITABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

5.02 Tenant Allowance/Improvements, Alterations, and Trade Fixtures.

(a) Tenant and Landlord acknowledge and agree that construction agreement (the "Construction Agreement") entered into between Landlord and the general contractor performing Landlord's Work (the "General Contractor") includes an allowance for the benefit of Tenant (the "Tenant Allowance") in an amount equal to Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000.00). Tenant may use the Tenant Allowance for the following purposes and no other purpose (the "Allowable Tenant Allowance Expenses"):  (i) up to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for costs incurred in connection with Tenant's contract for the Land (including geotechnical, topographical and environmental surveys and legal fees) (collectively, "Tenant Soft Costs"); and (ii) installation of Tenant's telecommunication wiring and other Tenant Alterations within the Premises or on the Land. Landlord shall have no obligation to pay for any portion of the Tenant Alterations in excess of the Tenant Allowance and any and all such additional costs shall be paid by Tenant at Tenant's sole cost and expense. To the extent Tenant has incurred and paid costs and expenses that are Allowable Tenant Allowance Expenses, Landlord shall make disbursement from the Tenant Allowance to Tenant within thirty (30) days of Landlord's receipt of the Completion Information (hereinafter defined); provided, however, with respect to a request for reimbursement of Tenant Soft Costs, Tenant shall not be required to provide the Completion Information, Tenant need only provide a paid invoice therefor from the applicable vendor. In no event shall Landlord be obligated to make any disbursement pursuant to this Section 5.02 in an amount that exceeds the Tenant Allowance or if a default by Tenant (after any applicable grace, notice or cure periods) has occurred and is continuing at the time of the requested disbursement. Any portion of the Tenant Allowance not used by Tenant within ninety (90) days after Substantial Completion shall be forfeited to Landlord.

(b) As used herein, "Completion Information" shall mean all of the following:

(i) application and certificate for payment (AIA Document G702), including the continuation sheet;

(ii) written statement from Tenant's contractor or final sign-off or equivalent certifying that the Tenant Alterations have been completed, including any punch list items;

(iii) if plans are required in order to obtain permits to perform Tenant Alterations, then as-built drawings showing all the applicable work as actually constructed and/or modified from original plans (with Landlord approval(s) where applicable);

(iv) a final cost breakdown of any work completed and copies of invoices and receipts confirming that Tenant expended at least $2,800,000.00 for Allowable Tenant Allowance Expenses;

(v) copies of all licenses, permits and approvals from applicable governmental authorities, if applicable;

(vi) final lien waivers from (A) Tenant's general contractor; and (B) subcontractors providing services or materials of more than $5,000.00.

(c) Tenant, without Landlord's prior approval, may make alterations and improvements to the Premises that are not structural and will not diminish the value of the Premises at the expiration of the Lease Term. Tenant may not make alterations in or to the structural elements of the Premises without Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with any proposed alterations to the structural elements of the Premises, Landlord shall be entitled to condition Landlord's approval upon its review and approval of appropriate architectural and engineering reports, studies, analyses, tests, calculations, plans and specifications associated with any such proposed alterations or improvements. Any alterations or improvements made by or on behalf of Tenant to the Premises ("Tenant Alterations") shall comply with all applicable insurance requirements and shall be made in accordance with all applicable laws, ordinances, regulations and building codes, in a good and workmanlike manner, by contractors reasonably acceptable to Landlord and with only new, first quality materials. Tenant, at its own cost and expense and without Landlord's prior approval, may erect racks, shelves, bins, machinery and trade fixtures (collectively "Trade Fixtures") in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises and may be removed without injury to the Premises. No underground storage tanks may be installed at the Premises without Landlord's written consent, which may be withheld in Landlord's sole and absolute discretion. The construction, erection and installation of all Trade Fixtures shall comply with all applicable laws, ordinances, regulations and building codes and the requirements set forth above. Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises, in accordance with Section 6.04 below. Tenant shall execute and file or record, as appropriate, a "Notice of Non Responsibility," or any equivalent notice permitted under applicable law in the state where the Premises is located which provides that Landlord is not responsible for the payment of any costs or expenses relating to the additions or alterations.

5.03 Signs. All exterior signs shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed and conform in all material respects to Landlord's requirements and conform in all respects to all applicable laws, ordinances, regulations and building codes and all documents, instruments and agreements recorded against the Premises.

5.04 Use. The Premises shall be used only for the Permitted Uses and for no other purpose without Landlord's prior written consent. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises. Tenant shall use commercially reasonable efforts to prevent any materially objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises or take any other action that would constitute a nuisance or would unreasonably disturb, interfere with or endanger Landlord or any other party. Tenant, at its sole cost and expense, shall use and occupy the Premises in compliance with all laws, ordinances, regulations and building codes, including, without limitation, the ADA (hereinafter defined), judgments, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises. The Premises shall not be used as a place of public accommodation under the ADA or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its cost and expense, make any alterations or modifications, within or outside the Premises, that are required by any such law, ordinance, regulation or building code. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would:  (a) void any insurance on the Premises; (b) increase the insurance risk; (c) cause the disallowance of any sprinkler credits; (d) be prohibited by any applicable law, ordinance, regulation or building code; or (e) violate any applicable agreement to which Tenant is bound or of which Tenant has notice.

5.05 Indemnifications.

(a) Indemnification of Landlord. Tenant will protect, indemnify and save harmless Landlord, Landlord's lender (if any), and their respective members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, affiliates, subsidiaries, participants, successors and assigns (individually, a "Landlord Indemnified Party" and, collectively, the "Landlord Indemnified Parties") from and against all claims, liabilities, obligations, damages, penalties, actions, causes of action, costs and expenses; including, without limitation, reasonable attorneys' fees and expenses (collectively, "Claims") imposed upon or incurred by or asserted against any Landlord Indemnified Party by reason of the occurrence or existence of any of the following during the Lease Term or thereafter (while Tenant is in possession of the Premises):  (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises, or any part thereof, or occurring on or about the adjoining sidewalks, curbs, loading docks, stairs, vaults and vault space, if any, streets or ways as a result of or in connection with Tenant's use or occupancy of the Premises; (b) any occupancy, use, nonuse or condition of the Premises, or any part thereof, or any use, nonuse or condition of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways resulting from Tenant's use or occupancy of the Premises; (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (d) any negligence or willful misconduct of Tenant; (e) performance of any labor or services or the furnishing of any materials or other property by Tenant or its contractors in respect of the Premises or any part thereof; or (f) any Tenant Delay. Tenant shall defend the Landlord Indemnified Parties against any such Claims at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse the Landlord Indemnified Parties for any legal fees or costs incurred by the Landlord Indemnified Parties in connection with any such Claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord's gross negligence or willful misconduct. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Section 5.05. It is expressly agreed that this indemnity is intended to indemnify the Landlord Indemnified Parties against the consequences of their own negligence or fault, even when such Landlord Indemnified Party is jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of a Landlord Indemnified Party; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of a Landlord Indemnified Party (provided, further, however that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Landlord Indemnified Parties solely by reason of Landlord's interest in the Property or Landlord's failure to act in respect of matters which are or were the obligation of Tenant under this Lease).

(b) Indemnification of Tenant. Landlord will protect, indemnify and save harmless Tenant from and against all Claims imposed upon or incurred by or asserted against Tenant by reason of the occurrence or existence of any of the following during the Lease Term or thereafter (while Tenant is in possession of the Premises):  (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises, or any part thereof, or occurring on or about the adjoining sidewalks, curbs, loading docks, stairs, vaults and vault space, if any, streets or ways as a result of or in connection with Landlord accessing the Premise; (b) any occupancy, use, nonuse or condition of the Premises, or any part thereof, or any use, nonuse or condition of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways resulting from Landlord accessing the Premises; (c) any failure on the part of Landlord to perform or comply with any of the terms of this Lease; or (d) any gross negligence or willful misconduct of Landlord. Landlord shall defend Tenant against any such Claims at Landlord's expense with counsel reasonably acceptable to Tenant or, at Tenant's election, Landlord shall reimburse Tenant for any legal fees or costs incurred by Tenant in connection with any such Claim.

(c) Definition of Tenant/Landlord. As used in this Section 5.05, the term "Tenant" shall include Tenant's employees, agents, contractors and invitees, if applicable, and the term "Landlord" shall include Landlord's employees, agents, contractors and invitees, if applicable.

5.06 Hazardous Materials.

(a) Compliance with Environmental Laws. Except for Hazardous Materials that are commonly used, stored or generated (and in such amounts commonly legally used, stored or generated in compliance with Environmental Laws (as hereinafter defined)) as a consequence of using the Premises for its Permitted Use and not otherwise, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Material in or about the Premises without Landlord's prior written consent, such consent to be given or withheld in Landlord's sole and absolute discretion. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Laws and shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on, under, to or from the Premises by any party other than Landlord, its employees, agents, contractors, subtenants, assignees or invitees. Tenant shall provide certified disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises. The term "Environmental Laws" means all applicable past, present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority or agency regulating or relating to health, safety or environmental conditions on, under or about the Premises or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource and Conservation Recovery Act and all state and local counterparts thereto and any regulations or policies promulgated or issued thereunder. The term "Hazardous Material(s)" means and includes:  (a) any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws; (b) asbestos; (c) petroleum, including crude oil or any fraction thereof; and (d) natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in such Environmental Laws, Tenant is and shall be deemed to be the "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises by Tenant, its employees, agents, contractors or invitees and the wastes, by-products or residues generated, resulting or produced therefrom. Landlord agrees and acknowledges that Tenant shall be using, among other Hazardous Materials, those listed on Schedule 5.06 attached hereto; provided, however, under no circumstances shall Landlord be responsible for such Hazardous Materials, the effect of such Hazardous Materials, the remediation of such Hazardous Materials or the modification of the Plans and Specifications or Landlord's Work to store or otherwise handle such Hazardous Materials.

(b) Landlord Environmental Indemnity. Tenant shall indemnify, defend and hold the Landlord Indemnified Parties harmless from and against any and all Claims (including, without limitation, diminution in value and loss of rental income from the Premises, punitive damages, remediation, removal, repair, corrective action or cleanup expenses and actual attorneys' fees, consultant fees or expert fees) which are brought or recoverable against or suffered or incurred by any Landlord Indemnified Parties as a result of any release of Hazardous Materials for which Tenant is obligated to remediate as provided above or any other breach of the requirements under this Section 5.06 by Tenant, its employees, agents, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance.

(c) Tenant Environmental Indemnity. Landlord shall indemnify, defend and hold Tenant harmless from and against any Claims directly or indirectly arising out of or attributable to, in whole or in part, the presence of any Hazardous Materials introduced to the Premises during the Lease Term by Landlord or any of its employees or agents.

5.07 Landlord's Access. Landlord, its employees, agents and/or representatives may enter the Premises at all reasonable times:  (a) to show the Premises to potential buyers, investors or tenants or other parties; (b) to inspect and conduct tests, at Landlord's expense, in order to monitor Tenant's compliance with all applicable Environmental Laws and all laws governing the presence and use of Hazardous Material; or (c) for any other purpose Landlord deems reasonably necessary, including, without limitation, to make such repairs or perform such acts as may be required or permitted hereunder. Landlord shall give Tenant not less than two (2) business days prior notice of such entry, except in the case of an emergency. Upon thirty (30) day's advance notice to Tenant, Landlord may place customary "For Sale" or "For Lease" signs on the Premises. Any entry or work by Landlord may be during normal business hours and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant's use or occupancy of the Leased Premises.

5.08 Landlord's Improvement Rights. After Substantial Completion, Landlord, from time to time, may change the size, location, nature and use of any of exterior areas, construct improvements in exterior areas, construct additional parking facilities (including parking structures) in these exterior areas and increase or decrease the unimproved area of the Premises. Such activities and changes are permitted if they do not materially affect Tenant's use of the Premises or result in any increase in Rent or Tenant's maintenance costs hereunder.

5.09 Quiet Possession. If Tenant pays all Rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Lease Term, subject to the provisions hereof, without hindrance or interference from Landlord or those claiming by, through or under Landlord.

ARTICLE 6
MAINTENANCE AND REPAIR

6.01 Tenant's Obligations.

(a) Maintenance of Premises. Subject to Landlord's obligations under Section 5.01, Article 7 and Article 8, Tenant, at its sole cost and expense, shall maintain, repair and replace in good condition the Premises and all portions thereof and all improvements and systems serving the Premises, including, without limitation, plumbing, paving, water and sewer lines up to points of common connection, fire sprinklers and fire protection systems, entries, doors, ceilings, TPO roof and other roof systems, windows, floors, interior walls and the heating, ventilation and air conditioning systems. Tenant acknowledges and agrees that the foregoing repair and replacements may include repairs and replacements whose benefits extend beyond the Lease Term. Any repair or replacement under this Section 6.01 shall be performed by Tenant, at Tenant's expense, using contractors reasonably approved by Landlord. Heating, ventilation and air conditioning ("HVAC") systems and other mechanical and building systems serving the Premises shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into and kept in full force and effect during the Lease Term by Tenant. The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord. Landscaping, lawn and snow removal services shall also be performed at Tenant's expense. Subject to Article 7, Tenant shall bear the full cost of any repair or replacement to any part of the Premises that results from damage caused by Tenant, its employees, agents, contractors or invitees and any repair that benefits only the Premises. If any present or future improvements to the Premises are made or authorized to be made by Tenant, its employees or agents, and such improvements shall encroach upon any property or street adjacent to the Premises or shall violate any agreement or condition contained in any restrictive covenant affecting or applicable to the Premises or shall impair the rights of others under any easement or right-of-way to which the Premises are subject then, upon request of Landlord, Tenant, at its sole cost and expense, shall take such action as shall be necessary to remove such encroachments or end such violation or impairment. Notwithstanding the foregoing, Tenant shall not be required to remove any such encroachments if Tenant has or obtains such easements, licenses or similar rights as may be necessary to permit such encroachments to remain. It is the intention of Landlord and Tenant that, at all times during the Lease Term, Tenant shall maintain the Premises in an attractive, first-class and fully operative condition, consistent with similar manufacturing, distribution and warehouse facilities.

(b) Replacement. If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment in the Premises, with a product of same or similar quality, regardless of whether the benefit of such replacement extends beyond the Lease Term.

(c) Tenant's Expense. Tenant shall fulfill all of Tenant's obligations under this Section 6.01 at Tenant's sole cost and expense. If Tenant fails to maintain, repair or replace the Premises and all portions thereof as required by this Section 6.01, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance, repair or replacement on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all reasonable costs incurred in performing such maintenance, repair or replacement immediately upon demand.

6.02 Net Lease. Subject to Landlord's obligations under Section 5.01, Article 7 and Article 8, Landlord has no obligation to maintain, repair or replace the Premises or any portion thereof. All costs and obligations of every kind and nature whatsoever relating to the Premises (even if an obligation relating to the Premises is, pursuant to legal requirements or pursuant to a recorded agreement, the obligation of the fee owner of the Premises) shall be performed and paid by Tenant, including, without limitation, common area maintenance charges, if any, related to the Premises. Tenant shall perform all of its obligations under this Lease at its sole cost and expense. It is the intention of Landlord and Tenant that the Rent to be paid to Landlord each month during the Lease Term shall be net to Landlord and, except as otherwise specifically provided herein, all costs, expenses and obligations of every kind relating to the Premises which may arise or become due during the Lease Term shall be paid by Tenant. Except as otherwise expressly provided herein, Tenant hereby waives the benefit of any present or future law which might give Tenant the right to repair the Premises at Landlord's expense or to terminate the Lease because of the condition of the Premises.

6.03 Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers, or contractors on or about the Premises, whether such damage or injury is caused by or results from:  (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Premises or from other sources or places; or (d) any act or omission of any other third party. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.03 shall not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct.

6.04 Mechanic's Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon or in any manner to bind the interest of Landlord or Tenant in the Premises or to charge the Rent payable hereunder for any claim in favor of any person dealing with Tenant, including, without limitation, those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will indemnify and hold Landlord harmless from all Claims based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within thirty (30) days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner reasonably satisfactory to Landlord within such thirty (30) day period. Landlord shall give Tenant prompt written notice of the placing of any mortgage lien against the Premises.

6.05 Condition Upon Termination. Upon the expiration or termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease; provided, however, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article 7. In addition, Landlord may require Tenant to remove any Tenant Alterations, Trade Fixtures or other alterations, additions or improvements (whether or not made with Landlord's consent) prior to the expiration of the Lease and to restore the Premises to their prior condition, all at Tenant's sole cost and to Landlord's reasonable satisfaction. All Tenant Alterations, Trade Fixtures and other alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and a part of the Premises and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease; provided, however, that Tenant may remove any Tenant Alterations or Trade Fixtures or any part of Tenant's machinery or equipment. Tenant shall repair, at Tenant's sole cost and expense, any damage to the Premises caused by the removal of any such items. In no event, however, shall Tenant remove without Landlord's prior written consent any power wiring or wiring panels, lighting or lighting fixtures, wall coverings, drapes, blinds or other window coverings, carpets or other floor coverings, heaters, air conditioners or any other heating or air conditioning equipment, fencing or security gates or other similar building operating equipment and decorations, all of which shall be deemed to be Landlord's property.

ARTICLE 7
DAMAGE OR DESTRUCTION

7.01 Damage to Premises. Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises by fire or other casualty ("Casualty Notice"). Landlord shall notify Tenant ("Landlord's Repair Notice") within sixty (60) days after receipt of a Casualty Notice as to the amount of time, Landlord reasonably estimates it will take to repair and restore the Premises. If the repair and restoration is estimated to exceed three (300) days, then Tenant may elect to terminate this Lease upon written notice to the other party given no later than thirty (30) days after Landlord delivers Landlord's Repair Notice. If Tenant elects not to terminate this Lease or if Landlord estimates that the construction time to repair and restore the Premises will take three hundred (300) days or less, then Landlord shall promptly repair and restore the Premises (but not any Tenant Alterations or Trade Fixtures or machinery, equipment or other personal property of Tenant), subject to actual receipt by Landlord of sufficient insurance proceeds to complete such repair and restoration, delays arising from the collection of insurance proceeds, Tenant Delay or Force Majeure events. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant's insurance for Tenant Alterations, Trade Fixtures, Tenant's personal property and Rental Interruption Insurance. All such insurance proceeds shall be payable to Landlord whether or not the Premises is to be repaired and restored; provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Alterations and Trade Fixtures at Tenant's cost, to the extent Landlord received proceeds of Tenant's insurance covering Tenant Alterations and Trade Fixtures, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Alterations and Trade Fixtures. Tenant shall have the right to terminate the Lease by written notice if Landlord does not complete the restoration of the Premises by the date which is sixty (60) days after the estimated completion date set forth in Landlord's notice above, subject to Force Majeure events. Tenant shall not have the right to terminate this Lease pursuant to this Section 7.01 if any damage or destruction was caused by the act or neglect of Tenant or its employees, agents, contractors or invitees. Tenant at Tenant's sole cost and expense shall promptly perform, subject to delays arising from the collection of insurance proceeds or Force Majeure events, all repairs or restoration not required to be done by Landlord pursuant to this Section 0. Tenant shall pay to Landlord with respect to any damage to the Premises the amount of the deductible under any insurance policy within thirty-five (35) days after presentment of Landlord's invoice.

7.02 Abatement of Rent. If all or any part of the Premises are rendered untenantable or unusable for its intended purpose by fire or other casualty and this Lease is not terminated, Base Rent and Additional Rent shall abate for the part of the Premises which is untenantable or unusable from the date of the casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform hereunder; provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period and; provided, further, that if Tenant reasonably determines that the inability to use such untenantable portion of the Premises renders all or any additional portion of the Premises not practical or economically feasible for Tenant's use, then all or such additional portion of the Premises shall be deemed untenantable for purposes of this Section 7.02 if Tenant does not occupy said areas during the restoration of the same. Notwithstanding any of the foregoing provisions of this Section 7.02, if, by reason of some action or inaction on the part of Tenant or any of its subtenants or their employees, agents, licensees or contractors, Landlord does not receive or is otherwise unable to collect all insurance proceeds applicable to such damage or destruction; including, without limitation, proceeds of the Rental Interruption Insurance or other business interruption insurance, then, without prejudice to any other remedy which may be available against Tenant, the abatement of Base Rent and Additional Rent provided for in this Section 7.02 shall not be effective.

7.03 Deficiency of Insurance Proceeds. If the insurance proceeds received by Landlord are insufficient to complete the repair and restoration of the Premises as contemplated in Section 7.01 (the "Deficiency"), Landlord shall notify Tenant of the Deficiency and Tenant shall remit the amount of the Deficiency to Landlord by wire transfer of immediately available funds no later than thirty (30) business days after receipt of such notice. In the event the actual cost to complete the repair and restoration of the Premises as contemplated in Section 7.01 is greater than the Deficiency, then Landlord shall so notify Tenant and Tenant shall remit the amount thereof to Landlord by wire transfer of immediately available funds no later than thirty (30) business days after receipt of such notice. In the event the actual cost to complete the repair and restoration of the Premises as contemplated in Section 7.01 is less than the Deficiency, then Landlord shall so notify Tenant and Landlord shall remit the amount thereof to Tenant by wire transfer of immediately available funds no later than thirty (30) business days after delivery of such notice to Tenant.

ARTICLE 8
CONDEMNATION

If all or any portion of the Premises (or all or any portion of the Land which contains any equipment or utilities which are essential to business operations within the Premises) is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than fifteen percent (15%) of the floor area of the Building is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Premises. In the event of any Condemnation, Landlord shall be entitled to receive the entire award, compensation or proceeds from any such Condemnation without any payment to Tenant and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord's award, to make a separate claim against the condemning authority (but not Landlord) for moving expenses and damage to any Tenant Alterations or Trade Fixtures. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord's sole cost and expense.

ARTICLE 9
ASSIGNMENT AND SUBLETTING

9.01 Landlord's Consent Required. Except as provided in Section 9.02 below, no portion of the Premises or Tenant's interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law or act of tenant, without Landlord's prior written consent. Landlord shall have the right to grant or withhold such consent in its sole and absolute discretion. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a corporation, any change in the ownership of a controlling interest of the voting stock or a majority of assets of the corporation shall require Landlord's consent, such consent to be given or withheld in Landlord's reasonable discretion.

9.02 Tenant Affiliate. Subject to the written consent of Guarantor, Tenant may assign this Lease, without Landlord's consent, to:  (i) any corporation which controls, is controlled by or is under common control with Tenant; (ii) any corporation resulting from the merger of, or consolidation with, Tenant; or (iii) any corporation or other entity to which all of Tenant's assets are transferred ("Tenant's Affiliate"). In such case, any Tenant's Affiliate shall assume in writing all of Tenant's obligations under this Lease. In addition, with respect to an assignment of this Lease pursuant to subitems (i) or (ii) above, the assignee shall deliver to Landlord a Guaranty in the form attached hereto as Exhibit G from a person or entity having a Tangible Net Worth equal to, or greater than, the greater of (a) Guarantor's Tangible Net Worth as indicated by Guarantor's financial statements issued on or about April 3, 2021, and (b) Guarantor's Tangible Net Worth immediately prior to the assignment of the Lease to assignee.

As used herein, "Tangible Net Worth" of the proposed new guarantor means the tangible net worth of such person or entity and its consolidated subsidiaries determined in accordance with GAAP.

9.03 No Release of Tenant/Guarantor. No transfer permitted by this Article 9, whether with or without Landlord's consent, shall release Tenant or change Tenant's primary liability to pay Rent and to perform all other obligations of Tenant under this Lease or release Guarantor under the Guaranty or any Replacement Guaranty. Landlord's acceptance of Rent from any other person is not a waiver of any provision of this Article 9. Consent to one transfer is not a consent to any subsequent transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant's liability under this Lease or Guarantor's liability under the Guaranty or any Replacement Guaranty.

9.04 Landlord's Consent. Tenant's request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit (if any) payable under any proposed assignment or sublease) and any other information Landlord deems relevant. Landlord shall have the right to withhold consent in its sole and absolute discretion or to grant consent based on the following factors:  (i) the business of the proposed assignee or subtenant and the proposed use of the Premises; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant's compliance with all of its obligations under the Lease; and (iv) such other factors as Landlord may reasonably deem relevant.

9.05 Assignment by Landlord. Landlord shall have the right to market and contract to sell the Premises any time; provided, however, without Tenant's prior written consent in its sole discretion, Landlord shall not be released of Landlord's obligations under Section 5.01 until Substantial Completion. Tenant acknowledges the benefits of the Tax Abatement Agreements, covenants that it shall use reasonable and good faith efforts to assist Landlord in obtaining the necessary consent from the City with respect to the assignment of the Tax Abatement Agreements to any purchaser or assignee of Landlord and acknowledges that Landlord shall not be required to revise, amend or modify any terms or conditions of this Lease in order to effectuate such assignment of the Tax Abatement Agreements and this Lease. Tenant further acknowledges the refusal by the City to grant consent to such assignment of the Tax Abatement Agreements shall not in any way prohibit a sale or conveyance by Landlord under this Section 9.05 or Tenant's obligations under this Lease.

9.06 No Merger. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly:  (a) the leasehold estate created hereby or any part thereof or interest therein; and (b) the fee estate in any of the Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same. Additionally, no merger shall result from Tenant's surrender of this Lease or the termination of this Lease in any other manner.

ARTICLE 10
DEFAULTS AND REMEDIES

10.01 Covenants and Conditions. Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Subject to applicable grace, notice, and cure periods provided herein, Tenant's right to continue in possession of the Premises is conditioned upon such performance.

10.02 Tenant's Default. Tenant shall be in default under this Lease if:

(a) Tenant fails to pay Rent when due and such failure continues for more than five business (5) days after written notice thereof is provided to Tenant by Landlord; provided, however, notwithstanding the foregoing, it is expressly agreed and understood that Landlord shall not be required to send more than one (1) such notice during any consecutive twelve (12) month period, and, thereafter, during the balance of such twelve (12) month period, it shall be deemed to be a default by Tenant under this Lease if Tenant fails to timely pay Rent when due; or

(b) Tenant fails to pay any other charge when due to Landlord and such failure continues for more than five (5) business days after written notice thereof is provided to Tenant; provided, however, notwithstanding the foregoing, it is expressly agreed and understood that Landlord shall not be required to send more than one (1) such notice during any consecutive twelve (12) month period and, thereafter, during the balance of such twelve (12) month period, it shall be deemed to be a default by Tenant under this Lease if Tenant fails to timely pay any other charge when due to Landlord; or

(c) any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall lapse or expire or shall be reduced or materially changed, except, in each case, as permitted herein; or

(d) there shall occur any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease except as otherwise permitted herein; or

(e) Tenant shall fail to discharge, or validly contest in accordance with applicable laws, any lien placed upon the Premises in violation of this Lease within ninety (90) days after any such lien or encumbrance is filed against the Premises; or

(f) Tenant fails to provide any Estoppel Certificate (hereinafter defined) after Landlord's written request therefor pursuant to Section 11.04 and such failure shall continue for ten (10) days after Landlord's second (2nd) written notice thereof to Tenant; or

(g) Tenant breaches any representation and warranty hereunder or fails to perform any of Tenant's other non-monetary obligations under this Lease and such breach or failure to perform continues for a period of sixty (60) days after written notice from Landlord; provided, however, if more than sixty (60) days are required to complete such cure or performance, Tenant shall not be in default if Tenant commences such cure or performance within the sixty (60) day period and thereafter diligently and in good faith prosecutes the same to completion and cure; provided, further, however, Landlord shall not be required to give such notice if Tenant's failure to perform constitutes a non-curable breach of this Lease; or

(h) (i) Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and such is not dismissed within sixty (60) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days; provided, however, if a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the Rent payable by Tenant under this Lease; or

(i) Tenant fails to comply with the terms and provisions of Article 15 hereof; or

(j) Tenant or Tenant's Affiliate files:  (i) any Claim for specific performance, injunctive relief or any other equitable remedy in connection with any of the rights granted pursuant to Article 18 or any other right or purported right to purchase the Premises or any portion thereof; or (ii) a notice of pendency of action, lis pendens or any other notice, lien or encumbrance against all or any portion of the Premises.

10.03 Landlord's Remedies. On the occurrence of any default by Tenant (after any applicable grace, notice, or cure periods), Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or in equity, take any one or more of the following actions which shall be distinct and cumulative:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event, the Lease Term shall end and Tenant shall pay to Landlord, as liquidated damages, the sum of:  (i) all Rent accrued hereunder through the date of termination; (ii) all amounts due under Section 10.04(a) below; and (iii) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the to the Periodic Treasury Yield (hereinafter defined). For purposes of the foregoing, "Periodic Treasury Yield" means the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security that has a maturity closest to (whether before, on or after) the remaining term of the Lease Term as reported in The Wall Street Journal, Central Edition, in its listing of "Money Rates" or as reported in any other authoritative publication or news retrieval service.

(b) Termination of Possession. Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord:  (i) all Rent and other amounts accrued hereunder to the date of termination of possession; (ii) all amounts due from time to time under Section 10.04(a) below; and (iii) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter actually received by Landlord through reletting the Premises during such period after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 10.03(b), Landlord may remove all of Tenant's property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant without becoming liable for any loss or damage which may be occasioned thereby. Reentry by Landlord in the Building shall not affect Tenant's obligations hereunder for the unexpired Lease Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Lease Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Building or any other portion of the Premises shall be deemed to be taken under this Section 10.03(b). If Landlord elects to proceed under this Section 10.03(b), it may at any time thereafter elect to terminate this Lease under Section 10.03(a).

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Building or any other portion of the Premises in connection therewith, if necessary) in Tenant's name and on Tenant's behalf, without being liable for any claim for damages therefor and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease (including collection costs and legal expenses).

(d) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by applicable law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto and Landlord shall not be required to provide a new key or right of access to Tenant unless and until such default has been cured by Tenant to the satisfaction of Landlord in its sole and absolute discretion.

10.04 Additional Rights of Landlord.

(a) Payment by Tenant. Upon any default by Tenant (after any applicable grace, notice, or cure periods), Tenant shall, upon demand, pay to Landlord all reasonable costs and expenses incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in:  (i) obtaining possession of the Premises; (ii) removing and storing Tenant's or any other occupant's property; (iii) repairing, restoring, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant; (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, re-letting all or any part of the Premises (including brokerage commissions, cost of tenant finish work and other costs incidental to such re-letting); (v) performing Tenant's obligations which Tenant failed to perform; and (vi) enforcing, or advising Landlord of, its rights, remedies and recourses arising out of such default.

(b) Waiver of Duty to Mitigate. Except to the extent that Landlord has a duty under applicable law to mitigate the damages suffered by Landlord for which Tenant is liable and a waiver of such duty by Tenant is not enforceable by Landlord under applicable law, Tenant hereby waives any duty that Landlord might otherwise have to mitigate the damages for which Tenant is liable, and agrees that Landlord shall have no obligation to relet the Premises so as to mitigate the amount of damages for which Tenant is liable hereunder.

(c) Rights Cumulative. Any and all remedies of Landlord set forth in this Lease:  (i) shall be in addition to any and all other remedies Landlord may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits at law or in equity for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy.

10.05 Landlord's Default; Tenant's Remedies.

(a) Notice. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within sixty (60) days after receipt of Tenant's notice. However, if such non-performance reasonably requires more than sixty (60) days to cure, Landlord shall not be in default if such cure is commenced within such sixty (60) day period and thereafter diligently pursued to completion and cure.

(b) Tenant's Remedies. On the occurrence of any default by Landlord, Tenant shall have all rights and remedies afforded hereunder or by law or in equity.

(c) Limitation of Liability. Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord's interest in the Premises and in no event shall Landlord, its members, managers, partners, shareholders, officers or other principals have any personal liability under this Lease.

(d) Definition of Landlord. As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Premises or the leasehold estate under a ground lease of the Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest to a third party is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

ARTICLE 11
PROTECTION OF LENDERS

11.01 Subordination. This Lease and Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created, on or against the Premises ("Mortgage") and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however, the subordination of Tenant's rights hereunder as provided in this Section 11.01 shall be conditioned upon the execution and delivery of a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit F hereto (or other form reasonably acceptable to Tenant) by the holder of such Mortgage (each, a "Subordination, Non-Disturbance and Attornment Agreement"). Tenant agrees, at the election of the holder of any such Mortgage, to attorn to any such holder. Notwithstanding the foregoing:  (i) any such holder may at any time subordinate its Mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder; and (ii) Tenant shall not be required to execute a Subordination, Non-Disturbance and Attornment if such Mortgage restricts or prohibits, in any fashion, the right of Tenant to:  (A) finance; or (B) move equipment owned by Tenant and located on the Premises.

The term "Mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances and any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Premises or the Lease.

11.02 Attornment. If Landlord's interest in the Premises is acquired by any ground lessee, beneficiary under a deed of trust, mortgagee or purchaser at a foreclosure sale or by deed in lieu of foreclosure, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord's interest.

11.03 Signing of Documents. Tenant shall sign and deliver any commercially reasonable instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so.

11.04 Estoppel Certificates.

(a) Delivery of Estoppel Certificate. Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement ("Estoppel Certificate") certifying:  (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that, to Tenant's knowledge Landlord is not in default under this Lease (or if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Premises may reasonably require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

(b) Failure to Provide Estoppel Certificate. If Tenant does not deliver such Estoppel Certificate to Landlord within such ten (10) day period, Landlord and any prospective purchaser or encumbrancer may conclusively presume and rely upon the following facts:  (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

ARTICLE 12
LEGAL COSTS

12.01 Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the "Defaulting Party") shall reimburse the other party (the "Non-defaulting Party") upon demand for any reasonable costs or expenses that the Non-defaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as settlement, enforcement of rights or otherwise and a reasonable sum as attorneys' fees and costs. The losing party in such action shall pay all such reasonable attorneys' fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all Claims Landlord may incur if Landlord becomes or is made a party to any claim or action:  (a) instituted by Tenant against any third party or by any third party against Tenant or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such Claim at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such Claim.

12.02 Landlord's Consent. Tenant shall pay Landlord's reasonable attorneys' fees incurred in connection with Tenant's request for Landlord's consent under Article 9 or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.01 Notices. All notices and demands required or permitted under this Lease shall be in writing and shall be personally delivered or sent by facsimile, reputable national overnight courier service or by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to Tenant's Address specified in Section 1.01 above. Notices to Landlord shall be delivered to Landlord's Address specified in Section 1.01 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party. The addresses for all notices shall be in the United States and shall include a physical street address (i.e. post-office boxes, lock boxes or similar delivery addresses are not permitted). "Business day(s)" means any day other than Saturday, Sunday or a legal holiday in the State in which the Premises is located. If the time for any notice or the performance of any obligation under this Lease expires on non-business day, the time for performance shall be extended to the next succeeding day which is a business day.

13.02 Tenant's Financials. In the event Tenant's Guarantor is no longer a publicly traded company, within forty-five (45) days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Tenant , Tenant shall furnish Landlord with true and complete copies of its most recent quarterly or annual (as applicable) financial statements prepared by Tenant or Tenant's accountants (including, without limitation, a balance sheet, profit and loss statement, statement of changes in financial condition and all other related schedules) and any other financial information or summaries that Tenant typically provides to its lenders or shareholders. With respect to any financial statements of Tenant under the Lease, the consolidated balance sheets of Guarantor (as hereinafter defined) and its consolidated subsidiaries, together with any financial information available to shareholders of Guarantor, shall be sufficient to satisfy the requirements of this Section 13.02. Tenant may satisfy its obligations under this Section 13.02 by providing a hyperlink to Guarantor's filing with the Securities and Exchange Commission.

13.03 Americans With Disabilities Act of 1990. After the Term Commencement Date and subject to Landlord's obligations under Section 5.01, Article 7 and Article 8, Tenant shall be responsible for, and shall bear all costs and expenses associated with, any and all alterations to the Premises or the Building and the common areas serving the Premises which may be required by the Americans with Disabilities Act of 1990 and any amendments thereto (the "ADA"), for the accommodation of disabled individuals who may be employed from time to time by Tenant or any disabled customers, clients, guests, or invitees or subtenants, provided that Landlord shall deliver the Premises to Tenant on the Term Commencement Date in compliance with all current applicable laws existing on the Term Commencement Date, including, but not limited to, the Americans with Disabilities Act and the regulations promulgated thereunder (as the same may be amended from time to time).

13.04 Tenant Representations and Warranties. Tenant represents and warrants to Landlord as of the Effective Date as follows:

(a) Tenant has been duly organized or formed, is validly existing and in good standing under the laws of the State of Minnesota and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant has full right and authority to execute and deliver this Lease and the person who has executed this Lease on behalf of Tenant is duly authorized to do so. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(b) There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Tenant before any arbitrator or governmental authority which might reasonably be expected to result in any material adverse effect on Tenant or its ability to perform its obligations under this Lease.

(c) Tenant is not in default under any document, instrument or agreement to which Tenant is a party or by which Tenant or any of Tenant's property is subject or bound, which has had, or could reasonably be expected to result in, any material adverse effect on Tenant or its ability to perform its obligations under this Lease. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant or any of Tenant's property is subject or bound

(d) Neither Tenant nor any individual or entity owning directly or indirectly any interest in Tenant is an individual or entity with whom U.S. persons or entities are restricted from doing business under any OFAC Laws or is otherwise in violation of any OFAC Laws, and Tenant will not transfer this Lease to, contract with, or otherwise engage in any dealings or transactions or otherwise be associated with such persons or entities; provided, however, that the representation contained in this sentence shall not apply to any person or legal entity to the extent such person's or entity's interest is in or through a U.S. Publicly Traded Entity. As used in this Section 13.04(d):  (i) "OFAC Laws" means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities; and (ii) "U.S. Publicly Traded Entity" means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

13.05 Landlord's Consent. Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord shall not unreasonably withhold, condition or delay any consent or approval.

13.06 Force Majeure. Landlord and Tenant shall not be held responsible to the other party for delays in the performance of its obligations hereunder when caused by strikes, lockouts, unusual weather, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, acts of terrorism, civil commotion, fire or other casualty and other causes beyond the reasonable control of Landlord ("Force Majeure"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

13.07 Waivers. All waivers must be in writing and signed by the waiving party. Landlord's acceptance of Rent following any default shall not waive Landlord's rights regarding such default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

13.08 Severability. Each provision contained in this Lease shall be construed to be separate and independent and the breach of any provision by Landlord shall not discharge or relieve Tenant from Tenant's obligation to observe and perform each of its obligations under this Lease. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

13.09 Interpretation. The captions of the Articles, Sections or Paragraphs of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's representatives, agents, employees, contractors, invitees, successors or others using the Premises with Tenant's expressed or implied permission.

13.10 Construction; Characterization. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Landlord and Tenant intend that: (i) this Lease is a "true lease", is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant. Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease. Landlord and Tenant covenant and agree that each will treat this Lease as an operating lease pursuant to Accounting Standards Codification (ASC) 842, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes.

13.11 Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

13.12 Time. Time is of the essence as to the performance of Landlord's and Tenant's obligations under this Lease.

13.13 No Recordation. Tenant shall not record this Lease without prior written consent from Landlord, such consent to be given or withheld in Landlord's sole and absolute discretion. However, either Landlord or Tenant may require that a "Short Form" memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all related costs.

13.14 Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of the State of Texas shall govern this Lease.

13.15 Corporate Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease. The individuals executing this Lease on behalf of a party hereby covenant, warrant and represent:  (a) that such individual is duly authorized to execute and deliver this Lease on behalf of such party; (b) that this Lease is binding upon such party; (c) that such party is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located; and (d) that the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, or other contract or instrument to which such party is a party or by which such party may be bound.

13.16 Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord's delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties. To facilitate execution of this Lease, the parties may execute and exchange electronic counterparts of the signature pages and electronic counterparts shall serve as originals. The parties acknowledge and agree that Tenant's and Landlord's execution of this Lease may be accomplished by electronic signature utilizing DocuSign or any similar technology.

13.17 Effectiveness of Terms and Provisions. Unless and until Landlord acquires fee simple title to the Land (the "Land Acquisition Date"), the only terms and provisions hereof that shall be effective, and the only rights and obligations that are valid and enforceable, are those contained in Article 9, Article 10, Article 11, Article 12, Article 13, Article 14 and Article 16. Immediately upon Landlord's acquisition of fee simple title to the Land, and not before, the remaining terms and provisions of this Lease shall be and become effective and all of Landlord's and Tenant's rights and obligations hereunder shall be and become valid and enforceable.

13.18 Revenue and Expense Accounting; REIT Qualification. Landlord and Tenant agree that, for all purposes (including any determination under Section 467 of the Internal Revenue Code), rental income will accrue to Landlord and rental expenses will accrue to Tenant in the amounts and as of the dates Base Rent is payable under the Lease. Landlord and Tenant agree that all Rent shall qualify as "rents from real property" within the meaning of both Sections 512(b)(3) and 856(d) of the Code and the U.S. Department of Treasury Regulations promulgated thereunder (the "Treasury Regulations"). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as "rents from real property" for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as "rents from real property," and (b) to permit an assignment of this Lease; provided, however, that any amendment, assignment or other adjustment required pursuant to this Section 13.18 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

13.19 Disclosure. The parties agree that, notwithstanding any provision contained in this Lease to the contrary, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, modified or supplemented.

13.20 Landlord's Lien / Security Interest. In addition to any statutory landlord's lien, now or hereafter created, Tenant hereby grants to Landlord a lien and security interest, to the extent permitted by applicable laws, ordinances and regulations, in, on and against all personal property, appliances, inventory, furniture, trade fixtures and equipment of Tenant from time to time situated on or used in connection with the Premises (the "Personalty"), which lien and security interest shall secure the payment of all Rent payable by Tenant to Landlord under the terms hereof and all other obligations of Tenant to Landlord under this Lease. Upon the occurrence of any default by Tenant (after any applicable grace, notice or cure periods), Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the state in which the Property is located. Landlord shall, upon written request of Tenant and so long as no default by Tenant has occurred and is continuing, subordinate any landlord lien to the liens and security interests of an institutional lender (not affiliated with Tenant) providing senior financing to the Tenant.

13.21 State-Specific Provisions.

(a) Tenant hereby waives, for itself and all persons or entities claiming by, through and under Tenant, including creditors of all kinds:  (i) any right and privilege which Tenant has under any present or future constitution, statute, or rule of law to redeem the Premises or to have a continuance of this Lease for the Lease Term after termination of Tenant's right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (ii) the benefits of any present or future constitution, statute or rule of law that exempts property from liability for debt or for distress for rent; (iii) any provision of law relating to notice or delay in levy of execution in case of eviction of a Tenant for nonpayment of rent; and (iv) any benefits and lien rights which may arise pursuant to Section 91.004 of the Texas Property Code. In any event, Landlord and Tenant hereby acknowledge and agree that no lien or set-off rights of Tenant shall arise or attach under any circumstances until Tenant shall have obtained a final, binding and nonappealable judgment in its favor from a court of competent jurisdiction.

(b) FURTHER, THIS LEASE AND ALL THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH EMBODY THE FINAL, ENTIRE AGREEMENT OF LANDLORD AND TENANT AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF LANDLORD AND TENANT. THERE ARE NO ORAL AGREEMENTS BETWEEN LANDLORD AND TENANT.

(c) With respect to the Premises, Landlord and Tenant each acknowledges, on its own behalf and on behalf of its successors and assigns, that the Texas  Deceptive  Trade  Practices Consumer Protection Act, subchapter E of Chapter 17 of the Texas Business and Commerce Code ("DTPA"), as amended, is not applicable to this Lease. Accordingly, the rights and remedies of Landlord and Tenant with respect to all acts or practices of the other, past, present or future, in connection with this Lease shall be governed by legal principles other than the DTPA. Landlord and Tenant each hereby waives its rights under the DTPA, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Landlord and Tenant each, respectively, voluntarily consents to this waiver.

(d) All indemnification provisions of this Lease shall be modified to include ALL LOSSES, COSTS, CLAIMS, LIABILITIES, DAMAGES AND EXPENSES ARISING OUT OF AN INDEMNIFIED PARTY'S NEGLIGENCE.

13.22 Survival. All representations, warranties and covenants of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE 14
BROKERS

Tenant and Landlord represent and warrant to each other that the Brokers named in Section 1.01 above are the only agents, brokers, finders or other parties with whom Tenant or Landlord has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises. Landlord and its successors and assigns (including, without limitation, any owner of the Premises from time to time) shall solely be responsible for the leasing commissions, fees and costs payable to Tenant's Broker for this Lease and any extensions, expansions, and amendments thereto in accordance with the Broker Agreement (defined below), a true, correct and complete copy of which has been provided to Landlord prior to the Effective Date hereof. Tenant and Landlord agree to indemnify and hold each other harmless from any claim, demand, cost or liability asserted by any party other than the brokers named in Section 1.01 based upon dealings of that party with the indemnifying party.

ARTICLE 15
GUARANTY

Concurrently with the execution of this Lease, Tenant agrees to cause SunOpta, Inc., a Canadian corporation, ("Guarantor"), to deliver to Landlord a Guaranty in the form attached hereto as Exhibit G (the "Guaranty"). In the event that Guarantor shall deliver to Landlord a Guaranty Termination Notice (as defined in the Guaranty) requesting that Landlord consent to the termination of the Guaranty prior to the Expiration Date, then Tenant shall, on or before thirty (30) days after Landlord notifies Tenant of Landlord's receipt of such Guaranty Termination Notice ("Article 15 Notice"), deliver to Landlord, as a condition precedent to the release and termination of the Guaranty and as security for the faithful performance and observance by Tenant of all of the covenants, terms, provisions and conditions of the Lease, either: (i) a fully-executed and enforceable replacement guaranty (the "Replacement Guaranty") pursuant to which the guarantor thereunder guarantees the full and prompt payment of all of Tenant's obligations under the Lease up to the Guaranteed Amount (as hereinafter defined); or (ii) a properly issued and enforceable letter of credit (the "Letter of Credit") in the amount of the Guaranteed Amount (hereinafter defined).

In the event that Tenant shall deliver a Replacement Guaranty to Landlord, such Replacement Guaranty shall:  (a) be executed and delivered by an entity having a long term Investment Grade Credit Rating; (b) be in form and substance reasonably acceptable to Landlord; and (c) terminate and expire no sooner than the Expiration Date. In the event that Tenant shall deliver the Letter of Credit to Landlord, the Letter of Credit shall:  (d) be by its terms irrevocable; (e) be by its terms freely transferable by Landlord to a purchaser of Landlord's interest in the Premises; (f) permit partial draws; (g) be issued by an issuer reasonably acceptable to Landlord (taking into account, among other things, the creditworthiness of such issuer); (h) terminate and expire no sooner than the Expiration Date; and (i) otherwise be in form and substance reasonably acceptable to Landlord. Until such time as Tenant delivers and Landlord approves, such approval not to be unreasonably withheld, delayed or conditioned, either a Replacement Guaranty or Letter of Credit in accordance with the terms hereof, the then existing Guaranty shall not be terminated, but shall remain in full force and effect.

Tenant's failure to deliver the Replacement Guaranty or the Letter of Credit to Landlord within thirty (30) days after Landlord's delivery of the Article 15 Notice shall be deemed to be an immediate event of default by Tenant under this Lease and, notwithstanding anything to the contrary contained herein, no notice or opportunity to cure shall be applicable. For the purposes hereof, the term "Guaranteed Amount" shall mean the amount determined as of the date of the Guaranty Termination Notice based on the straight-line amortization (depreciation) of Fifty Million and No/100 Dollars ($50,000,000.00) over the Lease Term. By way of example, if the Guaranty Termination Notice was received by Landlord on the eight (8th) anniversary of the Term Commencement Date, the Guaranteed Amount would be Twenty-Three Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($23,333,333.33).

ARTICLE 16
THIRD PARTY WAREHOUSE OPERATOR

Tenant may enter into an agreement with any third party warehouse operator/service provider of Tenant's choosing, without Landlord's consent, for the performance of general warehouse handling and reporting services; including, but not limited to, the following: in and out handling, loose case picking, temperature monitoring, applying LPNs to co-packed product, adequate supervision, clerical services, daily inventory reports, handling inbound carrier damage, segregating warehouse damage, quality assurance, product code dates, product holds and recalls, pallet reconfiguration, i.e., display building, layer stripping, pallet transfers, warehouse/carrier damage, product returns, sampling, janitorial work, CHEP pallets, training/meetings, quarterly inventories, daily cycle counts, expedite receipts and shipments, managing cut sheets, scheduling receipts and shipments, data entry into Tenant's system, facility maintenance and such other related duties as requested by Tenant's system, and such other related duties as requested by Tenant. Any such operator agreement shall be subject and subordinate to the terms of this Lease and the term of such operator agreement shall not extend beyond the expiration or earlier termination of this Lease.

ARTICLE 17
EXPANSION OPTION

17.01 Expansion/Expansion Notice. Provided no Event of Default exists at the time of such election, Tenant may elect to expand ("Expand") the Premises up to an additional 150,000 square feet (the "Expansion Space"). Tenant shall elect, if at all, to Expand by delivering to Landlord, on or before the Expansion Notice Deadline Date (as hereinafter defined) of Tenant's election to expand the Premises (the "Expansion Notice"). The "Expansion Notice Deadline Date" shall be the deadline date of the then remaining Renewal Notice (or no later than twelve (12) complete months prior to the expiration of the then Lease Term if no Renewal Notices remain). Within thirty (30) days after Tenant's delivery of the Expansion Notice to Landlord, Landlord shall notify Tenant in writing that (i) Landlord intends to construct the Expansion Space under the terms of this Article 17, and if so, the anticipated target commencement date for the Expansion Space, and the initial base rent constant for the Expansion Space; or (ii) Landlord will not construct the Expansion Space along with a detailed explanation as to why Landlord will not construct the Expansion Space, which may be based upon the availability of reasonable capital and financing terms and the then-current financial strength of Tenant and Guarantor, as determined in Landlord's reasonable discretion.

17.02 Expansion Option Terms. Except as set forth in this Article 17, all terms and conditions of this Lease shall be applicable to the Expansion Space. If Landlord constructs the Expansion Space, the Base Rent rate for the Expansion Space will be based on the then-current market constant yield (the "Market Yield") based on an interest rate that is the greater of:  (i) seven and one-half percent (7.0%); and (ii) five percent (5.00%) over the 10-year U.S. Treasury interest rate as published in the U.S. Federal Reserve H.15 publisher and shall be subject to the availability of reasonable capital and financing terms and the then-current financial strength of Tenant and Guarantor, among other factors, as determined by Landlord in its sole discretion. The actual soft and hard construction costs of the Expansion Space ("Expansion Space Construction Costs") shall be on an open-book basis (provided the cost of the purchase of the Land and grading costs completed in the original Landlord's Work shall not be included within the Expansion Space Construction Costs). Base Rent for the Expansion Space shall be determined by multiplying the Expansion Space Construction Costs by the Market Yield and shall be payable by Tenant upon Substantial Completion of the Expansion Space. The term for the Expansion Space shall be fifteen (15) years from the date of Substantial Completion of the Expansion Space (or such longer period as determined by Tenant in its sole discretion) and shall include renewal options under the terms and conditions of the Options set forth in Section 2.04 of this Lease; provided, however, the Lease Term for the original Premises shall be extended to be co-terminous with the term of the lease for the Expansion Space (and the Base Rent for the original Premises during any extended term beyond the Initial Lease Term (as the same may have been extended) shall be the Fair Market Rental Rate and Tenant shall be entitled to a refurbishment allowance in the amount of $0.50 per square foot for the original Premises prorated based on the length of the Initial Lease Term for the original Premises (which may be used for the original Premises or the Expansion Space) (the "Refurbishment Allowance"), provided that Base Rent shall be further increased based on the Market Yield multiplied by the total amount of such Refurbishment Allowance paid by Landlord to Tenant. Tenant shall notify Seller of its election to obtain the Refurbishment Allowance within thirty (30) days after submission of its Expansion Notice and the Refurbishment Allowance shall be payable to Tenant within thirty (30) days after the receipt by Landlord of Tenant's first payment of Base Rent with respect to the Expansion Space and delivery of the documents and information identified in Section 5.02(b)(i), (ii), (iii), (v) and (vi), but which relate to the work performed by Tenant in connection with the Refurbishment Allowance. Upon the commencement date for the Expansion Space, the term "Premises" shall mean the original Premises containing 284,495 square feet and the Expansion Space.

17.03 Tenant's Right to Construct. In the event that Landlord refuses or fails to perform the construction of the Expansion Space, Tenant shall have the right, at its sole cost and expense, to construct the Expansion Space, subject to compliance with Applicable Laws and insurance requirements and shall be further subject to Landlord's right to approve appropriate architectural and engineering reports, studies, analyses, tests, calculations, plans and specifications associated with the construction of the Expansion Space. Tenant shall construct the Expansion Space in a good and workmanlike manner with only new, first quality materials. Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises, in accordance with Section 6.04 above. Tenant shall execute and file or record, as appropriate, a "Notice of Non Responsibility", or any equivalent notice permitted under applicable law in the state where the Premises is located which provides that Landlord is not responsible for the payment of any costs or expenses relating to the additions or alterations. If Tenant constructs the Expansion Space, Tenant shall have no obligation to pay Rent with respect to the Expansion Space and shall have the right to receive any casualty and condemnation proceeds for the Expansion Space; provided, however, in all other respects such Expansion Space shall be and become a part of the Premises from and after such construction and this Lease and Tenant's obligations hereunder shall include such Expansion Space.

17.04 Termination/Expansion Commission. If Tenant fails or is unable to timely exercise its right to Expand hereunder, such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that Tenant's right hereunder is a one-time right only). Aside from the Expansion Commission payable to Tenant's Broker (such Expansion Commission to be payable only in the event that Landlord constructs the Expansion Space, Tenant has taken possession of the Expansion Space and Tenant has commenced paying Base Rent on the Expansion Space), in no event shall Landlord be obligated to pay a commission with respect to the Expansion Space leased by Tenant (if any) under this Article 17 and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent (except as set forth above for Tenant's Broker) claiming the same by, through or under the indemnifying party. As used herein, "Expansion Commission" shall mean the commission payable to Tenant's Broker with respect to the Expansion Space pursuant to that certain Fee Agreement dated March 31, 2021 (as amended, the "Broker Agreement"). The Expansion Commission shall be included as a soft cost in the determination of the Expansion Space Construction Costs.

ARTICLE 18
RIGHT OF FIRST REFUSAL

During the Lease Term, Tenant shall have a right of first offer and right of first refusal to purchase the Premises in accordance with Exhibit "H" hereto.

[SIGNATURE PAGE FOLLOWS.]

Landlord and Tenant have executed this Lease on the dates specified adjacent to their signature below.

"LANDLORD"

CORNERSTONE DEVELOPMENT PARTNERS, LLC,
an Ohio limited liability company

By:	/s/ John Roberts
Name: John Roberts
Its: Manager
Executed on July 30, 2021.

"TENANT"

SUNOPTA GRAINS AND FOODS, INC.,
a Minnesota corporation

By:	/s/ Jill Barnett
Name: Jill Barnett
Its: CAO and Corporate Secretary

Executed on August 13, 2021